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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No. ____________)1


                         The Elder-Beerman Stores Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    284470101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 11, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_] Rule 13d-1(b)

 [X] Rule 13d-1(c)

 [_] Rule 13d-1(d)

--------
1    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  ----------------------------              ----------------------------
     CUSIP NO. 284470101            13G      PAGE   2   OF  9  PAGES
  ----------------------------              ----------------------------

================================================================================
1.     NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                PPM America Special Investments Fund, L.P.; I.D. No. 36-4086849

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)[_]
                                                                (b)[X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER
                           None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6.    SHARED VOTING POWER
BENEFICIALLY                 670,402
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
 PERSON WITH                 None

              ------------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER
                               670,402
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  670,402

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                                           [_]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   4.26%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                                    PN

================================================================================

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  ----------------------------              ----------------------------
     CUSIP NO. 284470101            13G      PAGE   3   OF  9  PAGES
  ----------------------------              ----------------------------

================================================================================
1.     NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   PPM America Fund Management GP, Inc.

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)[_]
                                                                (b)[X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER
                           None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6.    SHARED VOTING POWER
BENEFICIALLY                 670,402(2)
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
 PERSON WITH                 None

              ------------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER
                             670,402(2)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  670,402(2)

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                                           [_]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   4.26%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                                    CO

================================================================================

  (2) All of the securities covered by this report are owned legally by PPM America Special Investments Fund, L.P., and none are owned directly or indirectly by PPM America Fund Management GP, Inc. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America Fund Management GP, Inc. is the beneficial owner of any of the securities covered by this statement.

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  ----------------------------              ----------------------------
     CUSIP NO. 284470101            13G      PAGE   4   OF  9  PAGES
  ----------------------------              ----------------------------

================================================================================
1.     NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              PPM America Special Investments CBO II, L.P.; I.D. No. 98-0179401

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[_]
                                                                 (b)[X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER
                           None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6.    SHARED VOTING POWER
BENEFICIALLY               116,363
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
 PERSON WITH                None

              ------------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER
                            116,363
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  116,363
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                              [_]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   0.74%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                                    PN
================================================================================

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  ----------------------------              ----------------------------
     CUSIP NO. 284470101            13G      PAGE   5   OF  9  PAGES
  ----------------------------              ----------------------------

================================================================================
1.     NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   PPM America CBO II Management Company

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[_]
                                                                 (b)[X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER
                           None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6.    SHARED VOTING POWER
BENEFICIALLY               116,363(3)
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
 PERSON WITH                None

              ------------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER
                            116,363(3)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  116,363(3)
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                              [_]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   0.74%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                                    CO
================================================================================

  (3) All of the securities covered by this report are owned legally by PPM America Special Investments CBO II, L.P., and none are owned directly or indirectly by PPM America CBO II Management Company. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America CBO II Management Company is the beneficial owner of any of the securities covered by this statement.

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  ----------------------------              ----------------------------
     CUSIP NO. 284470101            13G      PAGE   6   OF  9  PAGES
  ----------------------------              ----------------------------

================================================================================
1.     NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 PPM America, Inc.; I.D.  No. 36-3714794

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[_]
                                                                 (b)[X]

--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER
                               NONE

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6.    SHARED VOTING POWER
BENEFICIALLY                 786,765(4)
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
 PERSON WITH                   NONE

              ------------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER
                             786,765(4)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  786,765(4)
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  5.003%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                                    IA

================================================================================

(4) All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM is the beneficial owner of any of the securities covered by this statement.

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
Item 1(a)      Name of Issuer:

                    The Elder-Beerman Stores Corp. (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    3155 El-Bee Road
                    Dayton, Ohio  45401

Item 2(a)      Name of Person(s) Filing:

                    (1) PPM America Special Investments Fund, L.P. ("SIF I")
                    (2) PPM America Special Investments CBO II, L.P. ("CBO II")
                    (3) PPM America, Inc. ("PPM")
                    (4) PPM America Fund Management GP, Inc. ("SIF I GP")
                    (5) PPM America CBO II Management Company ("CBO II GP")

Item 2(b)      Address of Principal Business Office:

                    The address for SIF I, CBO II, PPM, SIF I GP and CBO II GP is:

                    225 West Wacker Drive, Suite 1100A
                    Chicago, Illinois  60606

Item 2(c)      Citizenship:

                    Delaware

Item 2(d)      Title of Class of Securities:

                    Common Stock, no par value (the "Securities")

Item 2(e)      CUSIP Number:

                    284470101

Item 3 If this statement is filed pursuant to Rule 13d-1(c) check this box. [X]

                    This statement is also being filed by PPM America, Inc. as a registered investment adviser to SIF I and CBO II and by SIF I GP and CBO II GP, solely in their capacity as the general partners of SIF I and CBO II, respectively.
                    All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP.
                    As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.


Item 4         Ownership:

                    (a)  Amount beneficially owned by:

                              SIF I:     670,402 shares
                              SIF I GP:  670,402 shares(5)
                              CBO II:    116,363 shares
                              CBO II GP: 116,363 shares(5)
                              PPM:    786,765 shares(5)

(5) All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

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


                    (b) Percent of class by:

                              SIF I:     4.26%
                              SIF I GP:  4.20%(6)
                              CBO II:    0.74%
                              CBO II GP: 0.74%(6)
                              PPM:       5.003%(6)


                    (c) Number of shares to which such person has:

                         (i)  sole power to vote or to direct the vote: -0-

                         (ii) shared power to vote or to direct the vote by:

                              SIF I:     670,402 shares
                              SIF I GP:  4.20%(6)
                              CBO II:    116,363 shares
                              CBO II GP: 0.74%(6)
                              PPM:       786,765 shares(4)

                         (iii)sole power to dispose or to direct the disposition of: -0-

                         (iv) shared power to dispose or to direct the disposition
                              of by:

                              SIF I:     670,402 shares
                              SIF I GP:  4.20%(6)
                              CBO II:    116,363 shares
                              CBO II GP: 0.74%(6)
                              PPM:       786,765 shares(4)

(6) All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable (N/A)

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    N/A

Item 7         Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported by the Parent Holding
               Company:

                    N/A

Item 8         Identification and Classification of Members of the Group:

                    N/A

Item 9         Notice of Dissolution of the Group:

                    N/A

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            Signature
                          -------------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PPM AMERICA SPECIAL INVESTMENTS       PPM AMERICA SPECIAL INVESTMENTS
  FUND, L.P.                            CBO II, L.P.

By:  PPM America, Inc.,               By:  PPM America, Inc.,
     as Attorney-in-Fact                   as Attorney-in-Fact

By: /s/ BRIAN T. SCHINDERLE           By: /s/ BRIAN T. SCHINDERLE
    -----------------------------        -----------------------------
     Name: Brian T. Schinderle           Name: Brian T. Schinderle
     Title: Senior Managing Director     Title: Senior Managing Director


PPM AMERICA FUND MANAGEMENT GP, INC.  PPM AMERICA, INC.

By:  PPM America, Inc.,               By: /s/ BRIAN T. SCHINDERLE
     as Attorney-in-Fact                  -----------------------------
                                          Name: Brian T. Schinderle
By: /s/ F. JOHN STARK III                 Title: Senior Managing Director
    ---------------------------
    Name: F. John Stark III
    Title: Senior Vice President
           and Secretary

PPM AMERICA CBO II MANAGEMENT COMPANY

By:  PPM America, Inc.,
     as Attorney-in-Fact

By: /s/ F. JOHN STARK III
    ----------------------------
    Name: F. John Stark III
    Title: Senior Vice President
           and Secretary

Dated: February 22, 1999



                             Joint Filing Agreement
                           --------------------------

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of the 22nd day of February, 1999.

PPM AMERICA SPECIAL INVESTMENTS       PPM AMERICA SPECIAL INVESTMENTS
  FUND, L.P.                            CBO II, L.P.

By:  PPM America, Inc.,               By:  PPM America, Inc.,
     as Attorney-in-Fact                   as Attorney-in-Fact

By: /s/ Brian T. Schinderle           By: /s/ Brian T. Schinderle
    -----------------------------        -----------------------------
     Name: Brian T. Schinderle           Name: Brian T. Schinderle
     Title: Senior Managing Director     Title: Senior Managing Director


PPM AMERICA FUND MANAGEMENT GP, INC.  PPM AMERICA, INC.

By:  PPM America, Inc.,               By: /s/ BRIAN T. SCHINDERLE
     as Attorney-in-Fact                  -----------------------------
                                          Name: Brian T. Schinderle
By: /s/ F. JOHN STARK III                 Title: Senior Managing Director
    ---------------------------
    Name: F. John Stark III
    Title: Senior Vice President
           and Secretary

PPM AMERICA CBO II MANAGEMENT COMPANY

By:  PPM America, Inc.,
     as Attorney-in-Fact

By: /s/ F. JOHN STARK III
    ----------------------------
    Name: F. John Stark III
    Title: Senior Vice President
           and Secretary

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